Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into as of October 1, 2017 by and among Sun BioPharma, Inc., a Delaware corporation (the “Company”), and Michael T. Cullen (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated December 2, 2015, as amended September 12, 2016 (the “Employment Agreement”); and

WHEREAS, the Company and Employee have agreed to amend certain provisions of the Employment Agreement to, among other things, provide for an opportunity to receive equity awards in lieu of a cash payment under certain circumstances, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Capitalized terms used in this Second Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Employment Agreement.

2.	Section 3(a)(i) of the Employment Agreement shall be superseded and replaced with the following:

(i)     Primary Cash Compensation. Effective as of October 1, 2017, Employee’s monthly salary is $24,000 per month, representing an annual rate of $288,000 (the “Base Salary”). Employee’s Base Salary shall be reviewed annually by the Board or its Compensation Committee and the Base Salary for each fiscal year during the Employment Period shall be determined by the Board or its Compensation Committee, which may authorize an increase in Employee’s Base Salary for such year. In no event may Employee’s Base Salary be reduced below its then-current level at any time during the Employment Period other than with Employee’s consent or pursuant to a general wage reduction in respect of substantially all of the Company’s executive officers, in which event Employee’s Base Salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of other executive officers are reduced. Employee’s Base Salary shall be paid in accordance with the Company’s normal periodic payroll practices. Employee will also be entitled to receive a one-time payment equal to $410,136 (the “Reference Amount”) upon the first occurrence of a Payment Triggering Event (defined below). If a Payment-Triggering Event occurs, then the Reference Amount will be paid to the Employee in a lump sum no later than in the first payroll after the Payment-Triggering Event has been completed or is effective. If an equity award is granted pursuant to Section 3(a)(iv) or if no Payment-Triggering Event occurs prior to June 30, 2018, then in either event Employee’s right to cash payment of the Reference Amount will be automatically forfeited and waived. “Payment-Triggering Event” means the first to occur of (1) a Qualified Financing that does not result in the issuance of any equity awards pursuant to Section 3(a)(iv), and (2) the date of a Change of Control pursuant to Section 6(d) of this Agreement. “Qualified Financing” means any transaction or series of related transactions involving the issuance of equity securities (including any securities that are convertible into or exercisable for equity securities) resulting in gross cash proceeds of $10,000,000 or more.

3.	A new Section 3(a)(iv) shall be added to the Employment Agreement as follows:

(iv)     Equity. If a Payment-Triggering Event has not previously occurred and, on or before June 30, 2018, the Company closes an underwritten public offering of any combination of Company securities that includes shares of common stock and Employee has been continuously employed through the Grant Date (defined below), then Employee will receive as soon as practicable after closing of the underwritten public offering (such date, the “Grant Date”) the following equity awards:

(1)     Common Stock Option. Employee will receive an option (the “Supplemental Option”) under any then-effective Company equity incentive plan (such plan, the “Applicable Plan”) representing the right to purchase a number of shares of the Company’s common stock equal to the lesser of (x)  the Reference Amount divided by the Option Reference Price (defined below) and rounded to the next whole share, and (y) the maximum number of shares that are then available for option awards to the Employee pursuant to the Applicable Plan. The Supplemental Option will be immediately exercisable at a per share price equal to Fair Market Value (determined in accordance with the terms of the Applicable Plan) of a shares of the Company’s common stock as of the Grant Date. The “Option Reference Price” will equal the value of an option to purchase a single share of the Company’s common stock determined using the Black-Scholes model with assumptions determined in a manner consistent with those used by the Company in preparing the annual or interim financial statements filed with the SEC by the Company in its most recent periodic report on Form 10-Q or Form 10-K.

(2)     Optional Stock Award. If the number of shares underlying the Supplemental Option is determined pursuant to Section 3(a)(iv)(1)(y) above, then Employee will receive an additional award of shares of common stock (the “Supplemental Stock Award”) under the Applicable Plan consisting of a number of shares of the Company’s common stock equal to the quotient of (x) the remainder of the Reference Amount after deducting the Option Value, divided by (y) the Fair Market Value (determined in accordance with the terms of the Applicable Plan) of the Company’s common stock as of the Grant Date, rounded up to the next whole share. The Supplemental Stock Award may be, but shall not be required to be, subject to vesting terms and conditions established in the sole discretion of the Board or its Compensation Committee in accordance with the terms of the Applicable Plan, after reasonable consultation with Employee. For purposes of this paragraph only, “Option Value” will equal the product of (x) the Option Reference Price, multiplied by (y) the number of shares of common stock underlying the Supplemental Option.

4.

The Employment Agreement, as amended by this Second Amendment evidences the entire agreement of the parties hereto with respect to the subject matter thereof and hereof, and all prior oral discussions and writings have been taken into account in preparing this Second Amendment.

5.	Except as specifically set forth herein, the Employment Agreement remains in full force and effect.

6.

This Second Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

The Company: SUN BIOPHARMA, INC.

By: /s/ David B. Kaysen

Name: David B. Kaysen

Title:President and Chief Executive Officer

Date: October 9, 2017

Employee:

/s/ Michael T. Cullen
Michael T. Cullen

Date: October 11, 2017

[Signature Page to Second Amendment to Employment Agreement]